Agree Realty Corporation Reports Operating Results For The Fourth Quarter And Full Year 2014

BLOOMFIELD HILLS, Mich., Feb. 23, 2015 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) today announced results for the quarter and full year ended December 31, 2014. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter Financial and Operating Highlights:

  Increased rental revenue 21.4% to $13.5 million
  Increased Funds from Operations (FFO) 13.8% to $9.0 million
  Increased Adjusted Funds from Operations (AFFO) 12.7% to $9.1 million
  Acquired 48 retail net lease properties for approximately $71.9 million
  Completed the dispositions of two Kmart anchored shopping centers
  Raised $76.8 million in gross proceeds from the issuance of 2,587,500 common shares
  Increased quarterly dividend by 4.7% to $0.45 per share

Full Year Financial and Operating Highlights:

  Increased rental revenue 21.1% to $49.6 million
  Increased FFO 17.4% to $33.3 million
  Increased AFFO 17.2% to $33.9 million
  Acquired 77 retail net lease properties for approximately $147.5 million
  Completed three developments and two Joint Venture Capital Solutions (JVCS) projects representing an aggregate investment of approximately $17.6 million
  Raised $76.8 million in net proceeds from the issuance of 2,287,500 common shares and entered into a new $250.0 million senior unsecured credit facility
  Paid $1.74 per share annual dividend, an increase of 6.1% from $1.64 in 2013

Financial Results
Total Rental Revenue
Total rental revenue, which includes minimum rents and percentage rents, for the three months ended December 31, 2014 increased 21.4% to $13,475,000 compared with total rental revenue of $11,097,000 for the comparable period in 2013.

Total rental revenue for the year ended December 31, 2014 increased 21.1% to $49,563,000 compared with total rental revenue of $40,931,000 for the year ended December 31, 2013.

Funds from Operations
FFO for the three months ended December 31, 2014 increased 13.8% to $9,020,000 compared with FFO of $7,928,000 for the comparable period in 2013. FFO per share for the three months ended December 31, 2014 increased 1.8% to $0.57 compared with FFO per share of $0.56 for the comparable period in 2013.

FFO for the year ended December 31, 2014 increased 17.4% to $33,317,000 compared with FFO of $28,370,000 for the year ended December 31, 2013. FFO per share for the year ended December 31, 2014 increased 3.8% to $2.18 compared with FFO per share of $2.10 for the year ended December 31, 2013.

Adjusted Funds from Operations
AFFO for the three months ended December 31, 2014 increased 12.7% to $9,099,000 compared with AFFO of $8,077,000 for the comparable period in 2013. AFFO per share for the three months ended December 31, 2014 increased 1.8% to $0.58 compared with AFFO per share of $0.57 for the comparable period in 2013.

AFFO for the year ended December 31, 2014 increased 17.2% to $33,946,000 compared with AFFO of $28,964,000 for the year ended December 31, 2013. AFFO per share for the year ended December 31, 2014 increased 3.7% to $2.22 compared with AFFO per share of $2.14 for the year ended December 31, 2013.

Net Income
Net income for the three months ended December 31, 2014 was $5,598,000, or $0.36 per share, compared with $5,489,000, or $0.40 per share, for the comparable period in 2013.

Net income for the year ended December 31, 2014 was $18,488,000, or $1.24 per share, compared with $19,675,000, or $1.50 per share, for the year ended December 31, 2013.

Dividend
The Company paid a cash dividend of $0.45 per share on January 6, 2015 to stockholders of record on December 23, 2014. The quarterly dividend represented payout ratios of 78.9% of FFO and 78.2% of AFFO, respectively. For 2014, the Company paid an annual dividend of $1.74, a 6.1% increase over the $1.64 annual dividend paid in 2013.

CEO Comments
"I am pleased with our 2014 operating results, as well as the significant progress the Company has made on a number of key strategic initiatives," said Joey Agree, President and Chief Executive Officer. "During the year, we invested over $165 million expanding and diversifying our portfolio through accretive investments in net lease retail properties, while also disposing of non-core shopping center assets and preserving a best-in-class balance sheet. In 2015, the Company will remain focused on strategically scaling our operating platforms while maintaining our disciplined approach to real estate underwriting."

Portfolio Update
As of December 31, 2014, the Company's portfolio consisted of 209 properties located in 37 states and totaling 4.3 million square feet of gross leasable space. Retail net lease properties contributed approximately 91.6% of annualized base rent, including 10.5% of which was generated from properties ground leased to tenants. The remaining rent was derived from community shopping centers.

The portfolio was approximately 98.6% leased, had a weighted average remaining lease term of approximately 11.9 years, and generated approximately 55.8% of annualized base rents from investment grade tenants.

The table below provides a summary of the Company's portfolio as of December 31, 2014:

($ in thousands)	Number of	Annualized	% of Ann.	% IG	Wtd. Avg.
Property Type	Properties	Base Rent (1)	Base Rent	Rated (2)	Lease Term
Retail Net Lease	180	$45,834	81.1%	56.0%	12.3 yrs
Retail Net Lease (ground leases)	23	5,941	10.5%	89.1%	14.7 yrs
Total Retail Net Lease	203	$51,775	91.6%	59.8%	12.6 yrs
Community Shopping Centers	6	4,729	8.4%	11.8%	4.9 yrs
Total Portfolio	209	$56,504	100.0%	55.8%	11.9 yrs

(1) Represents annualized straight-line rents as of December 31, 2014.
(2) Reflects tenants, or parent entities thereof, with investment grade credit ratings from S&P, Moody's, Fitch and/or NAIC.

Acquisitions
Total acquisition volume for the fourth quarter of approximately $71,853,000 was a record for the Company and included 48 assets net leased to a diverse group of retailers, including those operating in the quick service restaurant, auto parts, auto service, grocery, financial services and sporting goods sectors. These properties were acquired at a weighted-average cap rate of 8.10% and with a weighted-average remaining lease term of approximately 15.3 years.

Acquisition volume for 2014 was also a record, as the Company acquired 77 retail net lease assets for an aggregate purchase price of approximately $147,477,000. The properties are located in 22 states and leased to 28 tenants operating across 15 retail sectors. The Company acquired these assets at a weighted-average cap rate of approximately 8.16% and with a weighted-average remaining lease term of approximately 14.1 years.

Dispositions
In the fourth quarter, the Company completed the sale of two non-core assets, including Petoskey Town Center in Petoskey, Michigan and Chippewa Commons in Chippewa Falls, Wisconsin. Petoskey Town Center is a 174,870 square foot shopping center anchored by Kmart and Hobby Lobby, and Chippewa Commons is a 169,271 square foot shopping center anchored by Kmart and Mega Foods.

Overall, the Company sold four assets in 2014 for aggregate gross proceeds of approximately $12,900,000. These dispositions included three Kmart-anchored shopping centers. Additionally, the Company sold a land parcel under a third-party owned Rite-Aid in East Lansing, Michigan that was subject to a purchase option exercised by the lessee.

Development and Joint Venture Capital Solutions
In the fourth quarter, the Company completed its JVCS project in Burlington, Washington. The 20,000 square foot store is net leased to Cash & Carry until November 2029. Additionally, earlier in 2014, the Company completed a multi-tenant project in New Lenox, Illinois that is net leased to T.J. Maxx, Petco and Ross Dress for Less. The Company owns a 100% fee simple interest in both projects.

The Company also delivered three new developments to tenants in 2014, including a Wawa convenience store in St. Petersburg, Florida, a McDonald's restaurant in East Palatka, Florida and a Buffalo Wild Wings restaurant in St. Augustine, Florida.

Subsequent to December 31, 2014, the Company executed a ground lease, subject to customary contingencies, with an industry leading restaurant for the development of a newly created outlot at its Capital Plaza shopping center in Frankfort, Kentucky. The project is expected to be completed during the first quarter of 2016.

Leasing
During the fourth quarter, Best Buy executed a five-year lease extension to remain at the Company's North Lakeland Plaza shopping center until January 2021. The lease extension, subject to standard governmental approvals, allowed for the creation of an outlot in the existing parking field at the center. The Company currently has a letter of intent with an industry leading coffee retailer for the development of a freestanding store at this location. Additionally, the Company executed extensions for approximately 7,750 square feet of small shop space within the portfolio.

During 2014, and excluding properties that were sold, the Company executed extensions on over 330,000 square feet of gross leasable area throughout the portfolio. Material extensions included a 90,500 square foot freestanding Kmart in Oscoda, Michigan, an 86,500 square foot Kmart at Marshall Plaza in Marshall, Michigan, a 52,000 square foot freestanding Kmart in Grayling, Michigan, a 20,000 square foot Staples at Central Michigan Commons in Mt. Pleasant, Michigan and the 52,000 square foot Best Buy at North Lakeland Plaza in Lakeland, Florida.

Top Tenants
The following is a breakdown of annualized base rents in effect at December 31, 2014 for the Company's top ten tenants:

($ in thousands)	Annualized	% of Ann.
Tenant / Concept	Base Rent (1)	Base Rent
Walgreens	$12,362	21.9%
Wawa	2,465	4.4%
CVS	2,463	4.4%
Wal-Mart	2,039	3.6%
Rite Aid	1,962	3.5%
Lowe's	1,846	3.3%
LA Fitness	1,694	3.0%
Kmart	1,618	2.9%
Taco Bell (2)	1,537	2.7%
Academy Sports	1,340	2.4%
Total	$29,326	52.1%

(1) Represents annualized straight-line rents as of December 31, 2014.
(2) Franchise restaurants operated by Charted Foods North, LLC.

Tenant Sector
The following is a breakdown of annualized base rents in effect at December 31, 2014 for the Company's top retail sectors:

($ in thousands)	Annualized	% of Ann.
Tenant Sector	Base Rent (1)	Base Rent
Pharmacy	$16,788	29.7%
Restaurants - Quick Service	4,247	7.5%
Apparel	3,423	6.1%
Warehouse Clubs	2,957	5.2%
Sporting Goods	2,736	4.8%
Convenience Stores	2,599	4.6%
Health & Fitness	2,546	4.5%
Grocery Stores	2,426	4.3%
General Merchandise	2,006	3.6%
Home Improvement	1,846	3.3%
Restaurants - Casual Dining	1,848	3.3%
Financial Services	1,693	3.0%
Other (2)	11,389	20.1%
Total	$56,504	100.0%

(1) Represents annualized straight-line rents as of December 31, 2014.
(2) Includes sectors generating less than 3.0% of annualized base rent.

Lease Expiration
The following table, as of December 31, 2014, sets forth contractual lease expirations within the Company's portfolio, assuming that none of the tenants exercise renewal options:

(in thousands)		Annualized Base Rent (1)		Gross Leasable Area
Year	Leases	$ Amount	% of Total	Sq. Ft.	% of Total
2015	7	$726	1.3%	152	3.5%
2016	9	318	0.6%	35	0.8%
2017	12	1,867	3.3%	134	3.1%
2018	16	2,085	3.7%	305	7.1%
2019	15	3,738	6.6%	344	8.0%
2020	15	2,740	4.8%	321	7.4%
2021	15	4,256	7.5%	256	5.9%
2022	12	2,605	4.6%	257	6.0%
2023	15	2,419	4.3%	221	5.1%
2024	12	3,095	5.5%	210	4.9%
Thereafter	135	32,655	57.8%	2,080	48.2%
Total	263	$56,504	100.0%	4,315	100.0%

(1) Represents annualized straight-line rents as of December 31, 2014.

Capital Markets and Balance Sheet
Capital Markets Activity
In July 2013, the Company entered into a $250,000,000 senior unsecured Revolving Credit and Term Loan Agreement which increased the size of the Company's revolving credit facility from $85,000,000 to $150,000,000, added a new $65,000,000 term loan and amended its existing $35,000,000 term loan to conform to the terms of the agreement.

The maturity date on the revolving credit facility was extended to July 21, 2018, with an additional one-year extension option; the new $65,000,000 term loan has a maturity date of July 21, 2021; and the existing $35,000,000 term loan remains due on September 29, 2020.

In December 2014, the Company completed an underwritten public offering of 2,587,500 shares of common stock, including the full exercise of the underwriter's over-allotment option, resulting in gross proceeds to the Company of approximately $76,771,000.

Balance Sheet Summary
As of December 31, 2014, the Company's total debt to total market capitalization was approximately 28.5%. Total market capitalization is calculated as the sum of total debt and the market value of the Company's outstanding shares of common stock, assuming conversion of operating partnership units.

For the quarter and year ended December 31, 2014, the Company's fully diluted weighted average shares outstanding were 15,450,135 and 14,966,895. The basic weighted average shares outstanding for the quarter and year ended December 31, 2014 were 15,364,435 and 14,882,586.

The Company's assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of December 31, 2014, there were 347,619 operating partnership units outstanding and the Company held a 98.06% interest in the operating partnership.

Conference Call/Webcast
Agree Realty Corporation will host a live broadcast of its fourth quarter 2014 conference call on Tuesday, February 24, 2015 at 9:00 am EST to discuss its financial and operating results. The live broadcast will be available online at: http://www.videonewswire.com/event.asp?id=101551 and also by telephone at 1-866-363-3979 (USA Toll Free) and 1-412-902-4206 (International). A replay will be available shortly after the call until May 24, 2015 at 1-877-344-7529 (USA Toll Free, conference #10060363) or 1-412-317-0088 (International, conference #10060363).

About Agree Realty Corporation
Agree Realty Corporation is primarily engaged in the acquisition and development of properties net leased to industry leading retail tenants. The Company currently owns and operates a portfolio of 217 properties located in 38 states and containing 4.5 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC."

For additional information, visit the Company's home page at http://www.agreerealty.com.

Forward-Looking Statements
The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company's expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company's best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2013. Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

Agree Realty Corporation Operating Results (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues:
Minimum rents	$ 13,462	$ 11,080	$ 49,403	$ 40,895
Percentage rent	13	17	160	36
Operating cost reimbursements	845	602	3,825	2,568
Other income	3	17	171	19
Total Revenues	14,323	11,716	53,559	43,518
Expenses:
Real estate taxes	555	493	2,766	2,036
Property operating expenses	384	293	1,679	1,192
Land lease payments	132	107	472	428
General and administration	1,672	1,285	6,629	5,952
Depreciation and amortization	3,143	2,261	11,103	8,489
Impairment charge	-	-	3,020	-
Total Operating Expenses	5,886	4,439	25,669	18,097
Income from Operations	8,437	7,277	27,890	25,421
Other Income (Expense)
Interest expense	(2,479)	(1,875)	(8,587)	(6,475)
Loss on sale of assets	(235)	-	(528)	-
Income Before Discontinued Operations	5,723	5,402	18,775	18,946
Gain on sale of asset from discontinued operations	-	-	123	946
(Loss) Income from discontinued operations	-	220	15	298
Total Discontinued Operations	-	220	138	1,244
Net Income	5,723	5,622	18,913	20,190
Net income attributable to non-controlling interest	125	133	425	515
Net Income Attributable to Agree Realty Corporation	5,598	5,489	18,488	19,675

Other Comprehensive Income (loss) , Net of ($39), $20, ($52), and $47
Attributable to Non-Controlling Interest	(1,962)	780	(2,532)	1,766
Total Comprehensive Income Attributable to Agree Realty Corporation	$ 3,636	$ 6,269	$ 15,956	$ 21,441

Basic Earnings Per Share
Continuing operations	$ 0.36	$ 0.39	$ 1.23	$ 1.41
Discontinued operations	-	0.01	0.01	0.10
	$ 0.36	$ 0.40	$ 1.24	$ 1.51
Dilutive Earnings Per Share
Continuing operations	$ 0.36	$ 0.39	$ 1.23	$ 1.40
Discontinued operations	-	0.01	0.01	0.10
	$ 0.36	$ 0.40	$ 1.24	$ 1.50
Weighted Average Number of Common Shares Outstanding - Basic	15,364	13,618	14,883	13,066
Weighted Average Number of Common Shares Outstanding - Diluted	15,450	13,712	14,967	13,158

Agree Realty Corporation Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$ 5,723	$ 5,622	$ 18,913	$ 20,190
Depreciation of real estate assets	2,258	1,849	8,362	6,930
Amortization of leasing costs	32	30	126	112
Amortization of lease intangibles	772	427	2,491	1,634
Impairment charge	-	-	3,020	450
(Gain) Loss on sale of assets	235	-	405	(946)
Funds from Operations	$ 9,020	7,928	$ 33,317	28,370
Funds from Operations Per Share - Diluted	$ 0.57	$ 0.56	$ 2.18	$ 2.10
Weighted Average Number of Common Shares Outstanding - Diluted	15,798	14,060	15,315	13,505

Adjusted Funds from Operations (in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Adjusted Funds from Operations to Net Income: (1)
Net income	$ 5,723	$ 5,622	$ 18,913	$ 20,190
Cumulative adjustments to calculate FFO	3,297	2,306	14,404	8,180
Funds from Operations	9,020	7,928	33,317	28,370
Straight-line accrued rent	(427)	(265)	(1,416)	(1,148)
Deferred revenue recognition	(116)	(116)	(463)	(464)
Stock based compensation expense	431	421	1,987	1,813
Amortization of financing costs	112	92	398	326
Non-Real Estate Depreciation / Amortization	79	17	123	67
Adjusted Funds from Operations	$ 9,099	$ 8,077	$ 33,946	$ 28,964
Adjusted Funds from Operations Per Share - Diluted	$ 0.58	$ 0.57	$ 2.22	$ 2.14

Supplemental Information:
Scheduled principal repayments	$ 923	$ 892	$ 3,599	$ 3,478
Capitalized interest	$ 42	$ 128	$ 263	$ 567
Capitalized building improvements	$ 32	$ -	$ 145	$ 87

(1)

Funds from Operations ("FFO") is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and any impairment charges on a depreciable real estate asset, and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company's business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company's operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company's operating performance, or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations ("AFFO") is a non-GAAP financial measure of operating performance used by many companies in the REIT industry.  AFFO further adjusts FFO for certain non-cash items that reduce or increase net income in accordance with GAAP.  Management considers AFFO a useful supplemental measure of the Company's performance, however, AFFO should not be considered an alternative to net income as an indication of the Company's performance, or to cash flow as a measure of liquidity or ability to make distributions.  The Company's computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.  Note that, during the year ended December 31, 2014, the Company adjusted its calculation of AFFO to exclude non-recurring capitalized building improvements and to include non-real estate related depreciation and amortization.  Management believes that these changes provide a more useful measure of operating performance in the context of AFFO.

Agree Realty Corporation Consolidated Balance Sheets (in thousands) (Unaudited)

	December 31,	December 31,
	2014	2013
Assets:
Land	$ 195,091	$ 162,097
Buildings	393,827	297,465
Accumulated depreciation	(59,090)	(60,634)
Property under development	229	6,959
Property held for sale	-	4,845
Net real estate investments	530,057	410,732
Cash and cash equivalents	5,399	14,537
Accounts receivable	4,508	3,263
Deferred costs, net of amortization	51,271	30,990
Other assets	2,345	3,220
Total Assets	$ 593,580	$ 462,742

Liabilities
Notes Payable:
Mortgage notes payable	$ 106,762	$ 113,898
Unsecured revolving credit facility	15,000	9,500
Unsecured term loan	100,000	35,000
Total Notes Payable	221,762	158,398
Deferred revenue	1,004	1,467
Dividends and distributions payable	8,048	6,244
Other liabilities	6,731	4,417
Total Liabilities	237,545	170,526

Stockholder's Equity
Common stock (17,539,946 and 14,883,314 shares)	2	1
Additional paid-in capital	388,263	312,975
Deficit	(32,585)	(23,879)
Accumulated other comprehensive income (loss)	(2,060)	472
Non-controlling interest	2,415	2,647
Total Stockholder's Equity	356,035	292,216
	$ 593,580	$ 462,742

CONTACT: Brian Dickman, Chief Financial Officer, (248) 737-4190